Exhibit 99.1
DivvyCloud Corporation
Consolidated Financial Statements
December 31, 2019

DivvyCloud Corporation
Table of Contents
December 31, 2019
Page No.
Independent Auditors' Report	1
Consolidated Balance Sheet	2
Consolidated Statement of Operations	3
Consolidated Statement of Redeemable Preferred Stock and Stockholders' Deficit	4
Consolidated Statement of Cash Flows	5
Notes to Consolidated Financial Statements	6-19

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
DivvyCloud Corporation
Arlington, VA

We have audited the accompanying consolidated financial statements of DivvyCloud Corporation (the “Company”), which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statement of operations, statement of redeemable preferred stock and stockholders’ deficit and statement of cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DivvyCloud Corporation as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 3 to the financial statements, in 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

McLean, Virginia
June 3, 2020

DivvyCloud Corporation
Consolidated Balance Sheet
(in thousands, except share and per share data)

December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$10,026
Restricted cash	196
Accounts receivable, net of allowances of $0 at December 31, 2019	4,418
Deferred contract acquisition costs, net	280
Prepaid expense and other assets	242
Total Current Assets	15,162
Property and equipment, net (Note 4)	624
Long-term deferred contract acquisition costs, net	968
Other non-current assets	67
Total Assets	$16,821
Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable	$350
Accrued expenses	506
Short-term contract liabilities	5,538
Other current liabilities	122
Total Current Liabilities	6,516
Long-term deferred rent	293
Long-term contract liabilities	2,558
Warrant liability (Note 7)	116
Total Liabilities	9,483
Commitments and contingencies (Note 5)
Redeemable Preferred Stock
Series A-1 Preferred stock, $0.0001 par value; 11,086,513 shares authorized, 8,878,136 shares issued and outstanding with liquidation preference of $23,274 as of December 31, 2019.	22,989
Series A Preferred stock, $0.0001 par value; 13,317,683 authorized shares as of December 31, 2019; 11,670,574 shares issued and outstanding with liquidation preference of $11,450 as of December 31, 2019	11,364
Total Redeemable Preferred Stock	34,353
Stockholders’ Deficit (Note 8)
Common stock, $0.0001 par value; 37,000,000 authorized shares as of December 31, 2019; 5,232,897 issued and outstanding as of December 31, 2019	1
Treasury stock, at cost (1,550,000 Common Stock at $1.13 and 1,606,232 Preferred Stock at $.84)	(3,099)
Additional paid-in-capital	681
Accumulated deficit	(24,598)
Total Stockholders’ Deficit	(27,015)
Total Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit	$16,821

See notes to the financial statements

DivvyCloud Corporation
Consolidated Statement of Operations
(in thousands)

Year Ended December 31, 2019
Revenues	$6,371
Cost of revenue	1,007
Gross profit	5,364
Operating expenses:
Sales and marketing	8,042
Research and development	4,454
General and administrative	6,550
Total operating expenses	19,046
Loss from Operations:	(13,682)
Other Income (Expense):
Interest income/(expense)	140
Other expense, net	(1)
Total other income, net	139
Net loss before provision for income taxes	(13,543)
Income taxes	(3)
Net Loss	$(13,546)

See notes to the financial statements

DivvyCloud Corporation
Statement of Redeemable Preferred Stock and Stockholders' Deficit
(in thousands, except share data)

	Preferred Stock Series A		Preferred Stock Series A-1		Total Redeemable Preferred Stock	Common Stock		Treasury Stock			Accumulated Deficit	Total Stockholders' Deficit
	Shares	Dollars	Shares	Dollars		Shares	Dollars	Shares	Dollars	APIC
Balance as of December 31, 2018	13,276,806	$12,940	—	$—	$12,940	6,450,710	$1	—	$—	$132	$(11,451)	$(11,318)
Series A-1 Preferred Stock issuance	—	—	8,878,136	23,274	23,274	—	—	—	—	—	—	—
Preferred Stock issuance costs	—	—	—	(285)	(285)	—	—	—	—	—	—	—
Exercise of common stock options	—	—	—	—	—	22,187	—	—	—	14	—	14
Restricted stock vested upon Series A-1 Financing	—	—	—	—	—	310,000	—	—	—	—	—	—
Common Stock repurchase	—	—	—	—	—	(1,550,000)	—	1,550,000	(1,752)	—	—	(1,752)
Preferred Stock redemption	(1,606,232)	(1,576)	—	—	(1,576)	—	—	1,606,232	(1,347)	—	—	(1,347)
ASC 606 adoption	—	—	—	—	—	—	—	—	—	—	399	399
Compensation expense for stock options granted	—	—	—	—	—	—	—	—	—	185	—	185
Restricted stock compensation expense	—	—	—	—	—	—	—	—	—	350	—	350
Net loss					—						(13,546)	(13,546)
Balance as of December 31, 2019	11,670,574	$11,364	8,878,136	$22,989	$34,353	5,232,897	$1	3,156,232	$(3,099)	$681	$(24,598)	$(27,015)

See notes to the financial statements

DivvyCloud Corporation
Consolidated Statement of Cash Flows
(in thousands)

Year Ended December 31, 2019
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(13,546)
Adjustments to reconcile net loss to cash flows:
Depreciation and amortization of property and equipment	52
Amortization of capitalized commissions	125
Debt issuance costs amortization	34
Stock based compensation expense	536
Changes in operating assets and liabilities:
Accounts receivable	(3,689)
Prepaid expenses and other assets	3
Other non-current assets	113
Deferred contract acquisition costs	(973)
Accounts payable	311
Accrued expenses	245
Deferred contract liabilities	5,948
Long term deferred rent	293
Other liabilities	112
Net cash used in operating activities	(10,436)
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(539)
Net cash used in investing activities	(539)
CASH FLOW FROM FINANCING ACTIVITIES
Exercise of common stock options	14
Common Stock repurchase	(1,752)
Preferred Stock redemption	(2,923)
Series A-1 Preferred Stock issuance	23,274
Preferred stock issuance costs	(285)
Net cash provided by financing activities	18,328
Net change in cash and cash equivalents and restricted cash	7,353
Cash and cash equivalents and restricted cash, beginning of period	2,869
Cash and cash equivalents and restricted cash, end of period	$10,222
Supplemental disclosures of non-cash activities:
Issuance of warrants	$68

See notes to the financial statements

Note 1. Nature of the Business
DivvyCloud Corporation (the Company or DivvyCloud) headquartered in Arlington, Virginia, was incorporated in Delaware in 2013 as DivvyCloud Corporation. The Company is a private entity that provides policy-driven automation of security protection software for cloud and container infrastructures. The Company’s software provides security features, process automation and monitoring tools that allows customers to develop, maintain and monitor their uniquely defined security and governance requirements for their cloud enabled solutions. The Company software (the “Software”) is marketed to minimize security and compliance risk for a customer’s entire cloud infrastructure.
The Software performs real-time, continuous discovery and analysis of cloud and container infrastructure resources allowing customers to identify security risks, threats and policy compliance violations such as data breaches, malicious insiders, account hijacking, insecure interfaces, and weak authentication. The Software then takes automatic action to remediate identified security and compliance issues based on user-defined and/or automated parameters before they are exploited. Additional functionality, beyond security monitoring, provided by the Software include (1) automated continuous compliance with standards and regulations (e.g., SOC 2, HIPAA, etc.) and (2) monitoring applications that provide dashboard visibility across all cloud and container infrastructures used by a customer.
On May 1, 2020, subsequent to the balance sheet date of December 31, 2019, the Company was acquired by Rapid7, Inc. (NASDAQ: RPD). See further discussion in Note 11 Subsequent Events.
Note 2. Operations
The Company’s primary need for liquidity is to fund working capital requirements of its businesses, capital expenditures and for general corporate purposes. As shown in the accompanying financial statements, the Company incurred a loss of $13.5 million for the year ended December 31, 2019 and has an accumulated deficit of $24.6 million as of December 31, 2019. Management’s plans for ensuring the continuation of the Company as a going concern include achieving considerable growth in revenue and cash receipts through the acquisition of new customers and the overall execution of the Company’s operating plan.
As consummated on May 1, 2020, and disclosed in Note 11 Subsequent Events, the Company was acquired by Rapid7 LLC, a wholly-owned subsidiary of Rapid7, Inc. (Rapid7). Rapid7 has agreed to fund, as needed, the Company's financial obligations for at least thirteen months from the date the financial statements (June 2021). The acquisition of the Company by Rapid7 alleviates any substantial doubt about the Company’s ability to continue as a going concern.
COVID-19 Pandemic
The COVID-19 pandemic has caused massive disruption and uncertainty in domestic and global economies. The extent to which the COVID-19 pandemic may impact the Company’s business is currently uncertain and will depend in large part on our customers, certain of which have been significantly impacted by the pandemic. If the U.S. and global economies do not recover in the near term, or if recovery is delayed or limited in certain sectors due to longer term changes in consumer behavior, customers may delay their payments, may defer or reduce their purchases, or may experience bankruptcy events, any of which could have a material adverse effect on the Company’s business and financial performance. Due to our largely subscription-based business model, the effects of COVID-19 may not be fully reflected in our results of operations until future periods.
In an effort to contain the COVID-19 pandemic or slow its spread, governments around the world have enacted various measures, including orders to close all businesses not deemed "essential", isolate residents to their homes or places of residence, and practice social distancing when engaging in essential activities. While to date, these measures have not had a severe direct impact on the Company's results nor our liquidity and cash flows, the Company cannot estimate the impact that the COVID-19 pandemic and related government actions may have on their business or liquidity in the future. Given the minimal impact of COVID-19 on their business, the Company has not yet taken any mitigating actions but is continuing to actively monitor the situation. The Company may take further actions that alter their business operations as may be required by federal, state, local or foreign authorities, or that the Company determines is in the best interests of their employees, customers, partners and stockholders. The full extent of the impact of the COVID-19 pandemic on their business, operations and financial results will depend on numerous evolving factors that the Company cannot currently predict.
On March 27, 2020, Congress enacted the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). The CARES Act, among other things, includes tax provisions for the deferral of certain employer payroll tax liabilities, refundable employee retention credits, rollbacks of Tax Cuts and Jobs Act ("TCJA") limitations on net operating losses, the acceleration of alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. At this time, no action has been taken by the Company in connection with the CARES Act. The Company continues to assess the effect of the CARES Act and additional legislation and government guidance related to the COVID-19 pandemic.

Note 3. Significant Accounting Policies
Basis of accounting: The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).
Use of estimates: The preparation of the accompanying financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. The Company’s management regularly assesses these estimates, which primarily affect, revenue recognition, determination of the period of benefit for deferred contract acquisition costs, the valuation of accounts receivable, valuation of stock-based compensation, useful life of property, plant and equipment, fair value of the warrants, and the valuation allowances associated with income taxes. Actual results could differ from those estimates and such differences may be material to the accompanying financial statements.
Cash and cash equivalents: The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2019, cash consists primarily of checking and savings deposits. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.
Restricted Cash: Restricted cash consists of cash deposited into accounts with a financial institution as collateral for the Company’s facility lease headquartered in Arlington, Virginia. The facility lease which the account collateralizes expires in 2027. The following table provides a reconciliation of cash and cash equivalents and restricted cash as reported on the balance sheets to the total of these amounts as reported at the end of the period in the statements of cash flows (in thousands):

2019
Cash and cash equivalent	$10,026
Restricted cash	196
Total cash and cash equivalents and restricted cash	$10,222
Accounts receivable and allowance for doubtful accounts: Accounts receivable are generated from contracts with customers. Amounts represent invoices that have been prepared based on contract terms and sent to the customer. The Company does not charge interest on accounts receivable.
Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Based on management’s evaluation of the collectability of receivables, management recorded an allowance for doubtful accounts of $0 and considered all receivables to be collectable as of December 31, 2019.
Property and equipment, net: Property and equipment is stated at cost. The Company capitalizes improvements that extend the useful life of an asset. Repair and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Useful lives range from 36 to 60 months. Upon retirement or sale of an asset, the cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any gain or loss is recognized in the statements of operations.
Convertible Preferred Stock Warrant Liability: Freestanding warrants to purchase convertible preferred stock are accounted for as liability awards and recorded at fair value on their initial issuance date and adjusted to fair value at each balance sheet date, with the change in fair value being recorded as a component of other income and expense, which is included within other noncurrent liabilities on the accompanying balance sheets.
Financial credit risk on cash and cash equivalents: The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.
Revenue recognition: The Company’s revenue is derived from the sale of term license subscriptions for customers with on-premise installations of software products, which includes software updates, maintenance and support. A subscription is generally 12 months in duration and for a specified number of server instances.
The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application. As a result, all comparative periods prior to the year ending December 31, 2019 were recorded in accordance with ASC 605. See discussion within this Note below at Recently Adopted Accounting Standards.
The Company applies the provisions of ASC 606, Revenue from Contracts with Customers, and all related applicable guidance. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:
•identify the contract with a customer,
•identify the performance obligations in the contract,
•determine the transaction price,
•allocate the transaction price to performance obligations in the contract, and
•recognize revenue as the performance obligation is satisfied.
The Company recognizes revenue when (or as) it satisfies a performance obligation by transferring promised goods or services to a customer. Customers may obtain the control of promised goods or services over time or at a point in time. The Company recognizes revenue net of sales taxes remitted to government authorities. In general, transaction price is determined by estimating the fixed amount of consideration to which the Company is entitled for transfer of goods and services and all relevant sources and components of variable consideration.
Under the Company’s term license arrangements, the utility of the software license to the customer is dependent on the software updates, maintenance, and support. Without the software updates, the customers’ ability to benefit from the software would decline significantly and rapidly during the term of the arrangement. As a result, the Company’s term arrangements comprise one combined performance obligation.
The services provided by the Company for the term licensed arrangements are considered stand-ready performance obligations where customers benefit from the services evenly throughout the service period. Revenue is primarily recognized on a ratable basis over the contractual subscription period of the arrangement beginning when or as control of the promised services is transferred to the customer as this reflects the pattern of transfer for these services, which is generally from one to 12 months, however, certain arrangements extend beyond 12 months.
Upon entering into a license subscription arrangement for a fixed or determinable fee, the Company invoices customers for the full amount of their subscriptions. Payment is due for the full term of the subscriptions, generally within 30 to 90 days of the invoice date. Revenue which has been paid for but has not yet been earned is deferred at the end of each period.
Our term licensed arrangements are typically either not cancelable or cancelable only after a date defined in the contract. There are typically no refund provisions in such contracts.
Deferred Contract Acquisition Costs: Applying the practical expedient under ASC 606, the Company recognizes the incremental costs of obtaining contract renewals as an expense when incurred. These costs include commission programs to compensate employees for obtaining renewal contracts and are included in Selling and Marketing expenses.
The Company has incurred incremental costs to obtain contracts that meet the criteria for capitalization and are not subject to the practical expedient as it pertains to costs related to the initial signing of contracts. These costs are amortized over the expected period of benefit, which has been estimated to be five years. The Company determined the period of benefit by taking into consideration the length of terms in its customer contracts, including renewals and extensions. Amounts expected to be recognized within one year of the balance sheet date are recorded as deferred contract acquisition costs; the remaining portion is recorded as long term deferred contract acquisition costs, in the balance sheet. Amortization expense is included in Sales and Marketing expenses in the statement of operations. The Company will assess capitalized contract acquisition costs at each reporting period for recoverability. There was no impairment recorded on deferred contract acquisition costs for the year ended December 31, 2019.

The following table represents a rollforward of the Company’s deferred contract costs (in thousands):

Balance as of January 1, 2019, net	$399
Additions to deferred contract costs	973
Amortization of deferred contract costs	(125)
Balance as of December 31, 2019, net	$1,247
Contract Assets and Contract Liabilities (Deferred Revenue): A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time. The Company does not have any significant contract assets.
The Company records contract liabilities to deferred revenue when the Company invoices or receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally invoices its customers monthly, quarterly, or annually in advance of services being provided. Deferred revenue that will be recognized during the succeeding 12-month period is recorded as short-term deferred revenue and the remaining portion is recorded as long-term deferred revenue.
Cost of revenue: Cost of revenue primarily includes direct costs of networking and maintaining the Company's cloud-based infrastructure, wage and benefit costs associated with customer support and professional services personnel, including both customer implementations and ongoing support, as well as depreciation and amortization on related assets.
Sales and Marketing: Sales and marketing expenses consist of compensation, employee benefits and stock-based compensation of sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, conferences, and Internet advertising costs. Fees paid to third parties and merchants for new customer referrals are included in sales and marketing. Costs associated with the Company’s advertising and are expensed as incurred and are included in sales and marketing expenses. Advertising expense was $374 thousand for the year ended December 31, 2019.
General and Administrative: General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs including depreciation to support our operations.
Research and Development: Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation, employee benefits, and stock-based compensation for technology developers and product management employees as well as fees paid to outside consultants and the amortization of capitalized software costs for the Company’s proprietary technology.
Software development costs: The Company’s software development costs are accounted for under ASC 985-20 Costs of Software to be Sold, Leased or Marketed. According to ASC 985-20, costs associated with developing on-premise software offerings that are incurred subsequent to the establishment of technological feasibility and prior to the general availability release are capitalized if significant. No such software development costs were incurred subsequent to technological feasibility requiring capitalization. Therefore, no costs have been capitalized as of December 31, 2019, and all costs incurred are included in the accompanying statements of operations as research and development expenses.
Impairment of Long-Lived Assets: The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets. As of December 31, 2019, no impairment charge has been recorded.
Income taxes: Income taxes are calculated using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions under a more-likely-than-not recognition threshold and measurement analysis before they can be recognized for financial statement reporting. Management has determined that during the years ended December 31, 2019 there are no material uncertain tax positions and no liability needs to be recorded.
Stock-based compensation: The Company records stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718 Compensation – Stock Compensation (ASC 718-10). The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards. The Company selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:
Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period preceding the option grant for a term that is approximately equal to the options’ expected term.
Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the “simplified” method under which the expected term is presumed to be the midpoint of the stock options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
The Company adopted Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”) on January 1, 2018. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact and classification on the statement of cash flows. Upon adoption, the Company elected to record forfeitures as they occur. The Company adopted the guidance in the prior year and the result was immaterial to the consolidated financial statements.
The Company records compensation expense related to stock options issued to nonemployees, including consultants based on the fair value of the stock options calculated using the Black-Scholes option-pricing model over the service performance period as the equity instruments vest. The fair value of the Company’s stock on the date of grant was determined by the Company’s board of directors with the assistance of an unrelated third-party valuation specialist in accordance with the guidance in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, as the Company’s stock is not actively traded.
Treasury Stock: The Company accounts for treasury stock using the cost method, which treats it as an addition to stockholders’ deficit.
Deferred Rent: The Company leases facilities under non-cancelable operating leases. The Company recognizes rent expense for leases with scheduled rent increases and landlord provided lease incentives, including rent abatements and tenant improvement allowances, on a straight-line basis over the life of the lease beginning upon the commencement date of the lease. Current deferred rent is recorded within the Accrued Expenses financial statement line item.
Fair value measurement: The Company follows ASC 820-10 Fair Value Measurements which establishes a framework for measuring fair value, sets out a fair value hierarchy and expands disclosures about fair value measurements. The standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined under the standard as assumptions market participants would use pricing an asset or liability.
The three levels of the fair value hierarchy under the standard are described below:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.
Level 3—Inputs are unobservable inputs for the asset or liability.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instruments.
The financial statements as of and for the year ended December 31, 2019, do not include any nonrecurring fair value measurements relating to assets or liabilities.
The Company has no assets or liabilities valued under level 1 or level 2 as of December 31, 2019. The Company’s warrant liability is considered a level 3 instrument as of December 31, 2019.
A summary of the changes in the fair value of our Level 3 financial instruments at December 31, 2019 is as follows (in thousands):

Balance - beginning of period	$47
Fair value at issuance	69
Balance - end of period	$116
The assumptions used to value the warrants are described in Note 7.
The fair value of the common stock used in the calculation of stock compensation expenses is considered a level 3 instrument.
For 2019, for financial reporting purposes, the Company utilized the third-party valuation of $1.13 per share as of May 31, 2019 to determine the fair value of the common stock granted in August 2019.
The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these instruments.
Concentration of credit risk and significant customers: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Accounts receivable consist of amounts due from large and generally well capitalized companies that the Company believes present minimal credit risk. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date.
As of December 31, 2019, there were three customers and one reseller which represented 83% of our accounts receivable. For the year ended December 31, 2019, there were two customers and one reseller which represented 31% of our revenues.
Reclassification: Certain prior year amounts have been reclassified on the consolidated balance sheets for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations and related to classifying share-based compensation expense further described in Note 9 and related to classifying preferred stock outside of stockholders’ deficit as temporary equity.
Recently Issued Accounting Standards Not Yet Adopted:
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU amends the current guidance by requiring that a lessee recognize the assets and liabilities associated with an operating lease. In addition, finance leases (previously known as capital leases) will recognize interest on the liability separately from the amortization of the right-of-use asset in the statement of comprehensive income. This amendment will become effective for nonpublic companies in fiscal years beginning after December 15, 2020. The Company is currently evaluating the effect that the updated standard will have on the consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The standard is effective for the Company for annual reporting periods beginning after December 15, 2020, with early adoption permitted upon issuance, and may be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements.
In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends the accounting for credit losses for most financial assets and certain other instruments. The standard requires that entities holding financial assets that are not accounted for at fair value through net income be presented at the net amount expected to be collected. An allowance for credit losses will be a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The standard is effective for the Company for annual reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements.
Recently Adopted Accounting Standards:
In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2019, using the modified retrospective approach to all contracts not completed at the date of initial application.
As of the date of initial application of January 1, 2019, some costs to obtain a contract (commissions) qualify for the practical expedient however, certain commissions costs meet the criteria for capitalization as the amortization period is over one year.
Details of the significant changes and quantitative impact of the changes are set out below (in thousands):

Account Balance	As previously reported as of December 31, 2018	New revenue standard (Topic 606) adjustments	As adjusted as of January 1, 2019
Current contract acquisition costs	$—	$86	$86
Non-current contract acquisition costs	$—	$313	$313
Stockholders' deficit	$11,319	$399	$10,920
The following tables summarize the impact of adopting ASC 606 on the Company’s financial statements as of and for the period ended December 31, 2019 (in thousands).
I.Impact on Balance Sheet

Impact of Changes on Accounting Policies
Account Balance	As Reported as of December 31, 2019	Adjustments	Balance without adoption of Topic 606
Current contract acquisition costs	$280	$280	$—
Non-current contract acquisition costs	$967	$967	$—
Total contract acquisition costs	$1,247	$1,247	$—
Accumulated deficit	$24,598	$1,247	$25,845
II.Impact on Statement of Operations

Impact of Changes on Accounting Policies
Account Balance	As Reported as of December 31, 2019	Adjustments	Balance without adoption of Topic 606
Sales and marketing expense	$8,043	$849	$8,892
Net Income/(Loss)	$(13,546)	$849	$(14,395)

III.Impact on Statement of Cash Flows

Impact of Changes on Accounting Policies
Account Balance	As Reported as of December 31, 2019	Adjustments	Balance without adoption of Topic 606
Operating Activities
Net Income/(Loss)	$(13,546)	$(849)	$(14,395)
Adjustments to reconcile net income to net cash provided by/(used) operating activities	$125	$(125)	$—
Deferred contract acquisition costs	$(973)	$973	$—
Net cash provided/(used) by operating activities	$(6,837)	$—	$(6,837)
Investing Activities	$—	$—	$—
Financing Activities	$—	$—	$—
Net Increase/(Decrease) in Cash	$—	$—	$—
Cash and cash equivalents and restricted cash, beginning of period	$2,869	$—	$2,869
Cash and cash equivalents and restricted cash, end of period	$10,222	$—	$10,222
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in how certain transactions are classified in the statements of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2019, using the retrospective transition method. The adoption of this standard did not have a material impact on our financial statements.
Note 4. Property and Equipment
Property and equipment as of December 31, 2019 is composed of the following (in thousands):

	Estimated Useful Lives	2019
Computer equipment and software	3 Years	$192
Furniture and office equipment	3 Year	592
Leasehold improvements	10 Years	50
		$834
Less: accumulated depreciation		(210)
Property and equipment, net		$624
Depreciation expense for the year ended December 31, 2019 was $52 thousand.
The Company has not acquired any property and equipment under capital leases.
Note 5. Commitments and Contingencies
Litigation: The Company is currently not involved in any litigation matters and therefore management does not expect an impact on the Company’s result of operations, financial position and cash flows.
Employment Agreements: The Company has entered into employment agreements with certain of its executives. The agreements provide for severance payments in the event the executives' employment is terminated and such termination meets certain terms and conditions.
Warranties and Indemnification: The Company's commercially offered products are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company's documentation under normal use and circumstances.
The Company's arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe third-party intellectual property rights. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the accompanying financial statements.

Leasing arrangement: The Company leases facilities under a non-cancelable operating lease which expires on April 30, 2027. Rent expense is recognized using the straight-line method over the term of the lease. Rental expense for operating leases for the year ended December 31, 2019 was $385 thousand.
Future minimum lease payments under noncancelable operating leases as of December 31, 2019 are as follows (in thousands):

Years Ending December 31	Operating Leases
2020	$449
2021	554
2022	570
2023	587
2024	605
Thereafter	1,478
$4,243

Note 6. Line of Credit
On June 8, 2018, the Company entered into loan and security agreement (the “line of credit”) with Silicon Value Bank (“SVB”) that allows for borrowing up to $1.5 million. The SVB may advance credit to the Company from time to time and any advances drawn against the line of credit are due on the maturity date of March 1, 2022. All amounts outstanding are secured by substantially all assets of the Company. The Company is not subject to financial covenants.
On August 28, 2019, the Company amended its line of credit to increase the borrowing capacity, extend the term, and decrease the interest rate. Under the terms of the amended agreement, the Company may borrow up to $4.0 million. Interest accrues on the outstanding balance at a floating per annum rate equal to the greater of the US Prime Rate plus 0.75% or 6.75%. The Maturity Date was amended to July 1, 2023.
The draw period is the period of time commencing on August 28, 2019 through the earlier to occur of (a) July 31, 2020 or (b) the occurrence and continuance of an Event of Default; provided. However, upon the achievement of at least $6.0 million in revenue as of December 31, 2019 the draw period shall mean the period of time commencing on August 28, 2019 through the earlier to occur of (x) January 31, 2021 or (y) the occurrence and continuance of an Event of Default.
The agreement is secured by substantially all of the Company’s assets. The Company has not drawn any funds from the line of credit during the year ended December 31, 2019.
Note 7. Warrants
As consideration for the execution of the line of credit dated June 8, 2018 and as amended August 28, 2019, SVB was also provided warrants to purchase Series A and Series A-1 Preferred Stock, respectively. The warrants to purchase Series A Preferred Stock were fully vested upon the date of issuance, are exercisable into 40,877 shares of Series A Preferred Stock at an exercise price of $0.9811 per share and expire in June 2028. The warrants to purchase Series A-1 Preferred Stock were fully vested upon the date of issuance, are exercisable into 47,444 shares of Series A-1 Preferred Stock at an exercise price of $2.62 per share and expire in August 2029. The exercise price of the warrants can be paid in cash or exercised on a net share basis based upon the estimated fair value of the preferred stock at the time of exercise.
The fair value of the warrants was estimated using the Black-Scholes model when issued. The fair value assumptions used in the option pricing model as of December 31, 2019 were as follows:

2019
Risk-Free Interest rate	1.92%
Expected Term (in years)	10.00
Expected Volatility	43.00%
Dividend Yield	0.00%
The Company has concluded that the warrants should be accounted for as a liability under ASC 480-10 because they are a freestanding financial instrument other than an outstanding share that embodies an obligation that may require the issuer to ultimately to ultimately transfer assets. In addition, due the fact that the warrants were issued to obtain a line of credit, the initial fair value was recorded as debt issuance costs and amortized on a straight-line basis over the stated term of the line of credit.

The remaining unamortized debt issuance cost of $46 thousand is recorded in Prepaid expenses and other assets line in the financial statements.
Note 8. Stockholders' Deficit
The Company’s capital structure includes the following classes of securities:
Common Stock: As of December 31, 2019, the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisted of 37,000,000 authorized voting shares, 5,232,897 of which were issued and outstanding.
The Company’s Common Stock contains the following rights:
Liquidation Rights: In the event of any liquidation or dissolution of the Company (“Liquidation Event”), the holders of Common Stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding convertible preferred stock.
Dividends and Voting Rights: The holders of Common Stock are entitled to receive dividends if and when declared by the Company and not until all dividends on the convertible preferred stock have been either paid or declared and segregated. The Company is restricted from paying any dividends on common stock unless the Series A preferred stock holders first receive a dividend equal to 8% of the Series A original issuance price per share per year since the date of issuance of the Series A preferred stock, to the extent not previously paid. Holders of voting Common Stock have the right to one vote per share. As of December 31, 2019, no dividends have been declared.
Convertible Preferred Stock: The Company has authorized 13,317,683 shares of Series A preferred stock. As of December 31, 2019, there were 11,670,574 shares of Series A preferred stock issued and outstanding. The Series A preferred stock is convertible at the option of the holders into common stock at the conversion rate of 1:1.
On April 12, 2019, the Company entered into Series A-1 Preferred Stock Purchase Agreement with investors at purchase price of $2.62 per share and received $23.3 million in cash inflows. The Company has authorized 11,086,513 shares of Series A-1 preferred stock. As of December 31, 2019, there were 8,878,136 shares of Series A-1 preferred stock issued and outstanding. The Series A preferred stock is convertible at the option of the holders into common stock at the conversion rate of 1:1.
The Company’s Preferred Stock contains the following rights:
Liquidation Rights: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.
Conversion Provision: The holders of Convertible Preferred Stock are entitled to convert their shares into Common Stock on demand. The number of shares of Common Stock issued upon conversion is based on each series’ conversion rate, which is initially set equal to one share of common stock for each share of Convertible Preferred Stock. The conversion rate is subject to change upon the occurrence of certain events, including stock splits or other recapitalization. The Convertible Preferred Stock is mandatorily convertible upon the closing of a qualified public offering, as defined in the Company’s certificate of incorporation.
Dividends: The holders of Convertible Preferred Stock are entitled to receive dividends in the amount of 8% of their original issue price if, and only if, declared by the Board of Directors. In addition, if and when common stock dividends are declared, holders of Convertible Preferred Stock are entitled to receive such dividends on an as-if-converted basis at the same rate as common stockholders. The right to receive preferred stock dividends is not cumulative nor compounding. As of December 31, 2019, no dividends have been declared.
Voting Rights: The holders of Convertible Preferred Stock have voting rights that are consistent with the rights of holders of Common Stock, except for special rights to approve certain Company actions and except as otherwise required by law. Holders of Convertible Preferred Stock are entitled to a number of votes per share equal to the number of shares of Common Stock into which such shares are convertible.
Common Stock Repurchase: On April 12, 2019 the Company used $4.1 million of the proceeds received from the Series A-1 transaction to repurchase 1,550,000 shares of common stock, $0.0001 par value, from four chief executives at a total purchase price of $2.62 per share. The fair value of the common stock at the time of repurchase was $1.13 per share. The excess of the fair value over par value, $1.8 million, was recorded as treasury stock, while the excess of the purchase price over the fair value, $2.3 million, was recorded as additional compensation expense within the General and administrative line in the financial statements.
Preferred Stock Redemption: On April 12, 2019 the Company used $4.2 million of the proceed received from the Series A-1 transaction to redeem 1,606,232 shares of Series A preferred stock from investors, at a total purchase price of $2.62 per share. The original price of the Series A preferred stock was $0.9811. The fair value of the Series A preferred stock at the time of repurchase was $1.82 per share. As the purchase price of the preferred stock redemption was in excess of the original price and in excess of the fair value at the time of the repurchase, the Company allocated amounts to Treasury Stock and additional Stock Compensation Expense. The original price, $1.6 million, was recorded as a reduction of the Series A preferred stock. The excess of the fair value over the original value, $1.3 million, was recorded as Treasury Stock. The excess of the purchase price over the fair value, $1.3 million, was recorded as additional compensation expense within the General and administrative line in the financial statements.
Note 9. Share-Based Compensation
Stock incentive plan: The Company has a stock option plan (the Plan) under which the Company may grant options, restricted stock, or other awards to employees, directors, and consultants. In 2019, the Company allotted 3,163,725 shares of common stock subject to the Plan.
Options are granted with exercise prices at least equal to the estimated fair value of the Company's common stock as of the grant date as determined by the board of directors. Vesting generally occurs over four years from the date of grant and all options granted have a contractual term of ten years. Vested options held at the date of an employee's termination may be exercised within three months. The Board of Directors may terminate the Plan at any time. Under the Plan, the Company has the right of first refusal on any stock owned by employees pursuant to stock option exercises.
As of December 31, 2019, there were 1,445,736 shares which remain available for grant under the plan.
The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted during the year ended December 31, 2019 are as follows:

2019
Risk-Free Interest rate	1.53%
Expected Term (in years)	5.84
Expected Volatility	35.67%
Dividend Yield	0.00%
Expected volatility is based on the average historical volatility rates of several comparable public companies within the same industry as the Company for the preceding five years. The expected term represents the period of time that options granted are expected to be outstanding based on the simplified method. The risk-free rate is based on the rate for a five-year treasury note.
Stock option activity for the year ended December 31, 2019 was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2019	1,061,364	$0.69
Granted	881,000	$0.81
Exercised	22,187	$0.63
Forfeited or Expired	202,188	$0.68
Outstanding at December 31, 2019	1,717,989	$0.74	9.14	$669

Options exercisable at December 31, 2019	658,960	$0.69	8.87	$292
Vested and Expected to Vest	1,717,989	$0.74	9.14	$669
The weighted average grant-date fair value of options granted during the year 2019 was $0.85.

As of December 31, 2019, there was $457 thousand of total unrecognized compensation cost related to non-vested options granted under the plan, which is expected to be recognized over a weighted-average period of 2.6 years as of December 31, 2019.
Restricted Stock: Under the Plan, restricted stock may be granted to certain officers, executives, and key employees as equity incentives. Restricted shares typically vest over a four-year period following the vesting start date, with 25% of the shares vesting on each anniversary of the vesting start date. The vesting is also contingent upon a sales event. A sale event is defined as the dissolution/liquidation of the Company, the sale of the Company’s assets, a merger/reorganization/consolidation, or other acquisition of the Company’s stock including an initial public offering. Unless otherwise approved, according to the terms of the Restricted Stock Agreement, the shares may not be sold, assigned, transferred, pledged, or otherwise encumbered.
Restricted stock activity for the year ended December 31, 2019 was as follows:

	Number of Shares	Weighted Average Fair Value
Issued as of January 1, 2019	1,120,856	$0.28
Granted	—	—
Vested	310,000	0.23
Forfeited or Expired	—	—
Issued as of December 31, 2019	810,856	$0.28
As a sale event did not occur and is not probable of occurring, no shares vested and the Company did not recognize any stock-based compensation expense related to these restricted stock awards, except for the restricted stock which was repurchased as part of a common stock repurchase transaction on April 12, 2019. The repurchase of 1,550,000 shares of common stock discussed in Note 8 included 310,000 shares of restricted stock awards which carried a fair value of $1.13. Upon repurchase, these awards vested immediately leading to $350 thousand of share-based compensation expense to be recorded within the General and administrative line in the financial statements.
As of December 31, 2019, there was $261 thousand of total unrecognized compensation cost related to non-vested restricted stock granted under the plan.
Compensation cost for share-based arrangements was $536 thousand for the year ended December 31, 2019, which is included in the following categories in the accompanying statements of operations for the year ended December 31, 2019 (in thousands):

2019
Cost of revenue	$6
Sales and marketing	97
Research and development	82
General and administrative	351
Total share-based compensation expense	$536
Note 10. Income Taxes
The Company has generated net operating losses in each year since inception and is only subject to state minimum taxes. The difference in the Company’s income taxes computed at statutory rates and those at effective rates is due primarily to the valuation allowance, which brings the Company’s effective tax rate to 0% for the year ended December 31, 2019.
The reconciliation of Income tax expense/(benefit) to the amount computed at the federal statutory rate of 21% for the year ended December 31, 2019 was as follows:

Statutory federal income tax rate	21.00%
State taxes	6.01%
Non-deductible stock repurchase	(3.43)%
Other	0.70%
Valuation allowance	(24.28)%
Effective income tax rate	0.00%

Income tax expense (benefit) included in the statements of operations was as follows (in thousands):

2019
Current:
Federal	$—
State and local	3
Total current tax expense	$3
Deferred:
Federal	$—
State and local	—
Total deferred tax benefit	$—
Income tax expense (benefit)	$3
As of December 31, 2019, the Company has gross federal net operating loss carryforwards for U.S. federal income tax purposes of approximately $14.6 million, of which $4.6 million begin expiring in 2033 and $10.0 million will not expire as a result of H.R.1, known as the “Tax Act,” which made the carryforward period for NOLs generated after January 1, 2018 indefinite. At December 31, 2019, the Company has gross state net operating loss carryforwards of approximately $15.9 million, of which $6.0 million begin expiring in 2023 and $9.9 million have an indefinite carryforward life. A net operating loss utilized in a future period is subject to examination by the taxing authority in the year of utilization. Because of this, all historically filed tax returns are subject to examination. The Company’s utilization of the net operating loss carryforward and credit carryforward may be subject to an annual limitation due to ownership change regulations provided by Internal Revenue Code (“IRC”) sections 382 and 383, and similar state provisions.
Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and how such amounts are measured by tax laws. FASB ASC Topic 740, Income Taxes, requires that a valuation allowance be established for deferred tax assets if it is more likely than not that the deferred tax assets will not be realized.
The Company assessed the realization of its deferred tax assets and the need for a valuation allowance. The assessment requires judgment on the part of the Company with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. A full valuation allowance for the years ended December 31, 2019 has been recorded to offset the Company's net deferred tax assets because it is more likely than not that all of the net deferred tax assets will not be realized. As of December 31, 2019, a valuation allowance was recorded in the amount of $5.5 million.
The principal temporary differences as of December 31, 2019 are as follows (in thousands):

2019
Deferred tax assets:
Accruals	$1,292
Stock Compensation	46
Depreciation	8
Charitable contributions	—
Net operating loss	4,132
Total deferred tax assets	5,478
Deferred Tax Liabilities:
Depreciation	—
Financing costs	(3)
Total deferred tax liabilities	(3)
Less: Valuation allowance	(5,475)
Net deferred tax asset	$—
Note 11. Subsequent Events
The Company has evaluated subsequent events for potential required disclosure through June 3, 2020, which represents the date the financial statements were available to be issued.

Acquisition
On May 1, 2020, Rapid7 LLC, a wholly owned subsidiary of Rapid7, Inc., completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger, dated as of April 24, 2020, by and between Rapid7 LLC, Stratus Acquisition, Inc., a wholly-owned subsidiary of Rapid7 LLC, DivvyCloud and Fortis Advisors LLC, as representative of the holders of equity securities of DivvyCloud (the “Merger Agreement”), consideration for the acquisition consists of approximately $130.8 million in cash paid at closing, an aggregate of 200,596 shares of Rapid7’s common stock to be issued to the founders of DivvyCloud in three equal annual installments beginning on the first anniversary of the date of closing of the acquisition and $7.4 million in deferred cash payments. The deferred cash payment portion of the purchase price will be held back by Rapid7 to satisfy indemnification obligations and certain post-closing purchase price adjustments. All options and warrants to acquire capital stock of DivvyCloud were canceled in exchange for a right to receive a portion of the merger consideration.
Income Taxes
As described in Note 2 above, on March 27, 2020, the United States enacted tax reform legislation known as the Coronavirus Aid, Relief, and Economics Security Act (the “CARES Act”), resulting in modifications to existing law. Under ASC 740, the Company accounts for the CARES Act in the period in which it was enacted. Accordingly, any impact of the CARES Act has not been reflected in the December 31, 2019 income tax provision. See discussion above regarding the CARES Act and the COVID-19 pandemic.